Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by TradeUP Acquisition Corp. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of New Estrella (as such term is defined in the Registration Statement) in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: April 25, 2023	/s/ Dr. Marsha Roberts
Name: Dr. Marsha Roberts